Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (333-40152, 333-40154, 333-54188, 333-55974, 333-56322, 333-87322, 333-91124, 333-104925, 333-106683, 333-108334, 333-111133, 333-114434, 333-124072, 333-133281, 33-148621, 333-151816, 333-163644, 333-180412, 333-187641, 333-194865, 333-204730 and 333-213059) of our reports dated March 27, 2017, relating to the consolidated financial statements and financial statement schedule of Marvell Technology Group Ltd. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of the Company for the year ended January 28, 2017.
/s/ Deloitte & Touche LLP
San Jose, California
March 27, 2017